BIOLASE REPORTS 2014 FOURTH QUARTER AND YEAR-END RESULTS

IRVINE, CA (March 4, 2015) — BIOLASE, Inc. (Nasdaq:BIOL), the global leader in dental lasers, today reported its financial results for the fourth quarter and year ended December 31, 2014.

President and CEO Jeffrey M. Nugent commented, “The latter half of 2014 marked the beginning of the transformation of BIOLASE with a new Board of Directors and management. Among the many problems we faced last June, revenues had been declining and there were substantial legal and administrative expenses caused by litigation that worsened the negative momentum even further. The Company needed to be recapitalized and critical changes were required.

“First, we increased the financial resources of the company with two equity financings in July and November.  We paid off and terminated our credit facilities, strengthened our balance sheet, and at the end of 2014 we had approximately $32 million in cash.

“Second, we listened to our customers. What we heard was that there was room for improvement in product quality and customer service,” he added.  “We took immediate steps to resolve these issues, and now there are far fewer complaints across all our products. We also doubled the warranty period of our flagship WaterLase® systems, which tells our customers that we not only take pride in our products, but we also stand behind them with confidence.

“In addition, in August, we retained a market research firm to regularly survey our customers and measure our progress in improving customer loyalty and satisfaction. In less than six months the trend of improvement is encouraging as our Net Promoter Score, a widely accepted measure of customer loyalty, has more than doubled.

“Third, we introduced two new products in the last few months,” Nugent said. “These include the EPIC X™, an enhanced soft tissue laser late last year and our new WaterLase iPlus™ 2.0 laser system with dentistry’s first-ever Practice Growth Guarantee last week at the Chicago Dental Society’s Mid-Winter Meeting, one of the nation’s largest dental conferences.

“Net Revenue increased in the last half of 2014, compared to the first half of the year, and now that we have increased financial resources, improved quality assurance, improved customer orientation, a well-defined strategy and a proactive product development function with clear involvement from our customers,” Nugent concluded, “I am confident we will begin to grow again in 2015.”

Fourth Quarter Results
Net revenue for the fourth quarter of 2014 was $13.2 million, as compared to net revenues of $15.2 million for the fourth quarter of 2013, a decline of 13 percent. The quarter-over-quarter decline in net revenue in the 2014 fourth quarter resulted from lower domestic and international laser system revenue, imaging systems revenue, and license fees and royalties, partially offset by increases in consumables and services revenue.

Net revenue of $13.2 million for the fourth quarter of 2014, was the highest of any quarter during 2014, up approximately 4 percent from net revenues of $12.7 million in the third quarter of 2014, and up 30 percent from net revenues of $10.2 million in the second quarter of 2014.

As expected, the Company experienced an improvement of 19 percent and 37 percent in its core laser systems revenue during the fourth quarter of 2014 when compared with the third quarter and second quarter of 2014, respectively.

Gross profit for the 2014 fourth quarter was 39 percent of net revenue, as compared to gross profit of 42 percent of net revenue in the prior year quarter. The decline was primarily due to a change in product mix with lower sales of higher margin laser systems.

Total operating expenses in the fourth quarter of 2014 were $8.9 million, compared to $8.4 million in the fourth quarter of 2013. The quarter-over-quarter increase was primarily due to increases in general and administrative expense of $915,000 and engineering and development expense of $308,000, partially offset by decreases in sales and marketing expenses of $639,000 and excise tax expenses of $28,000.

Net loss for the fourth quarter of 2014 was $4.1 million, or $0.08 per share, as compared to net loss of $2.2 million, or $0.06 per share, in the fourth quarter of 2013. After removing interest expense of $6,000, income tax provision of $30,000, non-cash depreciation and amortization expenses of $167,000, and non-cash stock-based compensation expense of $346,000, the non-GAAP net loss for this year’s fourth quarter totaled $3.6 million, or $0.06 per share, compared with a non-GAAP net loss of $1.4 million, or $0.05 per share, for the same prior year period.

“We are still working on resolving various legacy cultural and operational issues,” Nugent added. “However, with the combination of improved quality, an increased focus on customer satisfaction, a robust technology pipeline that will result in new products, opportunities in international, a higher quality sales force and overall improved execution, I believe we are better positioned to deliver real value to the customer.”

2014 Financial Results
Net revenue for the year ended December 31, 2014, was $47.7 million, compared with net revenue of $56.4 million for the prior year. The year-over-year decline in net revenue resulted from lower domestic and international laser system revenue, imaging systems revenue, and license fees and royalties, due in large part to the lingering effects of the mid-year problems and shareholder litigation; there were, however, increases in consumables and services revenue.

The Company’s results for 2014 were negatively impacted by the significant distractions caused by the mid-year shareholder litigation, proxy fight and the related disruptions, which led to a lack of sales management and turnover in the Company’s sales staff.

Gross profit for 2014 was 38 percent of net revenue, which was consistent with gross profit as a percent of net revenue in 2013.

Operating expenses totaled $36.1 million in 2014, compared to $32.5 million in the prior year. The increase was primarily from approximately $4.3 million of additional professional fees and legal expense incurred by previous management related to the mid-year shareholder action brought by the Company’s largest shareholder, Oracle, to resolve disputes over management, corporate governance and the composition of the Board. The increased professional fees and legal expenses also included expenses related to the proxy contest and new litigation, brought by the former Chairman and CEO in July 2014, which was subsequently dismissed. For the year-ended December 31, 2014, there were also increases in payroll and consulting expenses. The Company believes the significance of the professional fees and legal expenses incurred in 2014 are atypical and expects these expenses to decrease significantly in 2015.

Net loss in 2014 was $18.9 million, or $0.45 per share, as compared to a net loss of $11.5 million, or $0.35 per share, for the year ended December 31, 2013. After removing interest expense of $458,000, income tax provision of $112,000, non-cash depreciation and amortization expenses of $696,000, and non-cash stock-based compensation expense of $1.4 million, the non-GAAP net loss for the year ended December 31, 2014 totaled $16.3 million, or $0.38 per share, compared with a non-GAAP net loss of $8.5 million, or $0.26 per share, for the same prior year period.

Liquidity and Capital Resources
As of December 31, 2014, BIOLASE had approximately $38.6 million in working capital. Cash and cash equivalents at the end of 2014 were approximately $31.6 million compared to $1.4 million on December 31, 2013. Net accounts receivable totaled $9.0 million at December 31, 2014, compared to $11.1 million at December 31, 2013.

Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the fourth quarter and year ended December 31, 2014, and to answer questions.
To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.
BIOLASE, Inc. is a medical device company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers. BIOLASE’s products are focused on technologies that advance the practice of dentistry and medicine and offer benefits and value to healthcare professionals and their patients. The Company’s proprietary laser products incorporate approximately 250 patented and 100 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold approximately 27,600 laser systems. Laser products under development address the Company’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations regarding existing trends, our strategic initiatives, the closing of the private placement and expected use of proceeds and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:

Allen & Caron
Rene Caron (Investors)
949-474-4300
rene@allencaron.com
Len Hall (Media)
949-474-4300
len@allencaron.com

(Financial Tables Follow)

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)
	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2014		2013		2014		2013
Products and services revenue	$	13,219	$	15,178		$47,511		$56,186
License fees and royalty revenue		19		63		145		244

Net revenue		13,238		15,241		47,656		56,430
Cost of revenue		8,129		8,895		29,484		34,900
Gross profit		5,109		6,346		18,172		21,530

Operating expenses:
Sales and marketing		4,489		5,128		16,375		18,682
General and administrative		2,987		2,072		14,854		9,377
Engineering and development		1,350		1,042		4,577		4,029
Excise tax		102		130		307		438
Total operating expenses		8,928		8,372		36,113		32,526

Loss from operations		(3,819)		(2,026)		(17,941)		(10,996)

(Loss) gain on foreign currency transactions		(249)		24		(415)		(50)
Interest expense, net		(6)		(214)		(458)		(600)
Non-operating loss, net		(255)		(190)		(873)		(650)

Loss before income tax provision (benefit)		(4,074)		(2,216)		(18,814)		(11,646)
Income tax provision (benefit)		30		18		112		(164)
Net loss	$	(4,104)	$	(2,234)	$	(18,926)	$	(11,482)

Net loss per share:
Basic	$	(0.08)		$(0.06)		$(0.45)		$(0.35)

Diluted	$	(0.08)		$(0.06)		$(0.45)		$(0.35)

Shares used in the calculation of net loss per share:
Basic		52,265		35,082		42,232		32,768

Diluted		52,265		35,082		42,232		32,768

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except per share data)
	December 31,
	2014			2013
ASSETS
Current assets:
Cash and cash equivalents	$	31,560			$1,440
Accounts receivable, less allowance of $1,711 in 2014 and $573 in 2013		9,004			11,127
Inventory, net		12,508			11,378
Prepaid expenses and other current assets		1,726			1,909

Total current assets		54,798			25,854
Property, plant and equipment, net		1,295			1,826
Intangible assets, net		114			183
Goodwill		2,926			2,926
Other assets		270			249
Total assets	$	59,403		$	31,038

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Lines of credit	$	–		$	4,633
Accounts payable		8,357			8,560
Accrued liabilities		5,188			4,997
Customer deposits		112			285
Deferred revenue, current portion		2,494			3,464

Total current liabilities		16,151			21,939
Deferred tax liabilities		677			617
Deferred revenue, long-term		–			1
Warranty accrual, long-term		519			–

Total liabilities		17,347			22,557

Stockholders’ equity (deficit):
Preferred stock, par value $0.001		–			–
Common stock, par value $0.001		58			38
Additional paid-in capital		185,231			148,866
Accumulated other comprehensive loss			(557)		(274)
Accumulated deficit		(142,676)			(123,750)

		42,056			24,880
Treasury stock		–			(16,399)

Total stockholders’ equity		42,056			8,481

Total liabilities and stockholders’ equity	$	59,403		$	31,038

	BIOLASE, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
(unaudited, in thousands, except per share data)
	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2014		2013		2014		2013
GAAP net loss	$	(4,104)	$	(2,234)	$	(18,926)	$	(11,482)
Adjustments:
Interest expense.		6		214		458		600
Income tax provision (benefit)		30		18		112		(164)
Depreciation and amortization expense		167		162		696		601
Stock-based, other equity instruments, and other non-cash compensation expense		346		475		1,356		1,965
Non-GAAP net loss	$	(3,555)	$	(1,365)	$	(16,304)		$(8,480)

GAAP net loss per share, basic and diluted	$	(0.08)		$(0.06)		$(0.45)		$(0.35)
Adjustments:
Interest expense		–		–		0.01		0.02
Income tax provision(benefit)		–		–		0.01		(0.01)
Depreciation and amortization expense		0.01		–		0.02		0.02
Stock-based, other equity instruments, and other non-cash compensation expense		0.01		0.01		0.03		0.06

Non-GAAP net loss per share, basic and diluted	$	(0.06)		$(0.05)		$(0.38)		$(0.26)

# # # #